Exhibit 99.1


                    iBasis Announces Date For Selected Third
     Quarter 2006 Financial Results Release; Announces Delay In 10-Q Filing



    BURLINGTON, Mass.--(BUSINESS WIRE)--Nov. 10, 2006--iBasis (NASDAQ:
IBAS), the global VoIP company, today announced that it will report selected third quarter 2006 financial results on Tuesday, November 14, 2006, before the opening of the stock market. The Company will host a conference call to discuss the results, led by Ofer Gneezy, its President and CEO, on that same day at 11:00 a.m. EST. This call will be webcast by Thomson/CCBN. The public is invited to listen to the simultaneous webcast by logging in through the iBasis investor relations website at http://investor.ibasis.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

    As previously announced, a Special Committee of independent directors appointed by the Board of Directors of the Company has conducted an internal investigation relating to stock options granted to the employees of the Company, the timing of such grants and their related accounting and tax treatment. On October 20, 2006, the Company disclosed that the Special Committee had concluded that the appropriate measurement dates for determining the accounting treatment of certain stock option grants differ from the measurement dates used by the Company in preparing its financial statements. As a result, the Company currently expects to record additional non-cash charges in the range of $10 million to $20 million for stock-based compensation over the period from December 1999 through April 2006 and will accordingly restate its financial statements for that period. The Company has not yet completed its review of the amount to be recorded in any specific period, nor has the Company determined the tax consequences and any related liabilities that may result from these matters. The amounts to be recorded are subject to review and audit by the Company's independent registered public accounting firm.

    As a result of the foregoing, the Company was unable to file its quarterly report on Form 10-Q for the quarter ended September 30, 2006 by the required filing date of November 9, 2006. The Company will not seek a 5-day extension for filing its quarterly report because it does not expect that it will be able to file the report by the end of the extension period. Once the Company finalizes its financial statements with respect to its stock-based compensation charges, it will release full financial results for the third quarter ended September 30, 2006.

    The Company is focused on resolving these issues as quickly as possible and plans to file its restated financial statements and its Form 10-Q for the quarter ended September 30, 2006 as soon as practicable.

    About iBasis

    Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards that are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Verizon, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, and Telefonica. iBasis carried 7.8 billion minutes of international voice over IP
(VoIP) traffic in 2005, and is one of the largest carriers of international voice traffic in the world(1). For four consecutive years service providers have named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Safe Harbor Statement

    Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release, including statements regarding the Company's review of its stock option grant practices and related accounting, the Company's expected restatement of certain of its historical financial statements as well as the Company's plan to request a hearing before the NASDAQ Listing Qualifications Panel, constitute forward-looking statements under
Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to the following: the possibility that the review of the Company's stock option grant practices may expand in scope and/or result in additional charges; unanticipated consequences of any restatement; the risk that the anticipated accounting adjustments and other factors described above could have negative tax or other implications for the Company, including additional tax liabilities; the risk that the Company's internal control over financial reporting and disclosure controls and procedures are not, and have not been, effective; the risk that the Company will be unable to comply with its SEC filing obligations in a timely manner; the risk that the Nasdaq Stock Market will delist the Company's common stock; the risk that the Company will face additional claims and proceedings in connection with its stock option grant practices, including additional shareholder litigation and more formal proceedings by the SEC or other governmental agencies; and the financial impact of the foregoing, including potentially significant litigation defense costs and claims for indemnification and advancement of expenses by directors, officers and others. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the Company's filings with the Securities and Exchange Commission.

    iBasis and Pingo are registered marks; the global VoIP company and The iBasis Network are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    (1) Telegeography 2006 data compared with iBasis 2005 traffic volume.

    (2) ATLANTIC-ACM International Wholesale Carrier Report Card - 2002, 2003, 2004, & 2005.



    CONTACT: iBasis, Inc.
             Media
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors
             Richard Tennant, 781-505-7409
             ir@ibasis.net